Exhibit 99.1

CSW Industrials Reports Fiscal Second Quarter 2016 Results

Quarter Highlights

•	Revenue of $83.7 million, 23.0% increase over the prior year period

•	Diluted EPS of $0.83, $0.31 increase per diluted share over the prior year period including certain non-operating items; Adjusted EPS of $0.55

•	Completion of spin-off from Capital Southwest Corporation

•	Successful acquisition of assets from Deacon Industries, Inc.

Dallas, Texas – November 16, 2015 – CSW Industrials (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today reported results for the fiscal second quarter ended September 30, 2015.

Sales during the quarter were $83.7 million, up 23.0%, compared to $68.1 million in the prior year period. Higher sales reflect strong customer demand in our Industrial Products Segment and incremental revenue ($15.5 million) from the recent acquisition of the assets of Strathmore Products, Inc. These benefits were partially offset by lower sales in Specialty Chemicals, resulting from lower volume in energy and mining related products.

Net income in the fiscal second quarter of 2016 was $13.0 million, or $0.83 per diluted share. This compares with prior period net income of $8.2 million, or $0.52 per diluted share. In the current period, results include certain non-operating items, including an $8.0 million pre-tax gain related to freezing the Company’s defined benefit plan ($5.3 million after-tax or $0.34 per diluted share), $0.9 million of start-up and organizational costs incurred ($0.6 million after-tax, or $0.04 per diluted share) and $0.4 million of costs related to the acquisition of Strathmore ($0.3 million after tax or $0.02 per diluted share).

Joseph B. Armes, CSW Industrials’ Chief Executive Officer, commented, “In our first earnings release as an independent company, we are pleased to report strong operating results highlighted by earnings growth, the integration of Strathmore and the acquisition of assets from Deacon Industries. We believe this momentum reflects the ability of our businesses to drive organic growth and margin from our well-established products, coupled with the early success of our acquisition strategy.”

Armes continued, “As we look forward to the balance of the year, we view the completion of the recent spin-off transaction as a catalyst to expand and enhance the business through the deployment of acquisition capital and the integration of our operations.”

Business Update

CSW Industrials achieved several meaningful milestones during the quarter, including:

•	The successful spin-off and listing on the NASDAQ stock exchange on September 30, 2015. Mr. Armes added, “We are pleased to begin this new phase at CSW Industrials and are grateful for the confidence investors have placed in our team. As a standalone company, we are appropriately positioned to create shareholder value through growth of CSWI proprietary products and through strategic acquisitions.”

•	The acquisition of assets from Deacon Industries, Inc. effective October 1, 2015 Located in Washington, Pennsylvania, Deacon Industries is a leading manufacturer of high temperature sealants and injectable packings with applications in a variety of industrial end markets. Mr. Armes added, “This acquisition is a great complement to our current offerings and these newly acquired products will benefit significantly from our broad distribution network.”

Results of Operations

In the fiscal second quarter of 2016, CSW Industrials reported revenue of $83.7 million, an increase of 23.0% compared with the prior year level of $68.1 million. Higher sales reflect strong customer demand in our Industrial Products Segment and incremental revenue from the recent acquisition of the assets of Strathmore Products, Inc. These benefits were partially offset by lower sales in Specialty Chemicals, resulting from lower volume in energy and mining related products.

Second quarter gross profit of $40.8 million increased 23.1% over the prior year, reflecting the pension gain ($2.7 million) and the inclusion of Strathmore gross profit ($3.5 million) in the current period. Gross margin as a percentage of sales in the fiscal second quarter of 2016 was 48.8%, compared with 48.7% in the prior year period. Improvements due to the pension gain, increased absorption, changes in product mix and some materials costs savings were mostly offset by sales of lower margin Strathmore products. Adjusted for certain non-operating items, second-quarter gross profit was $38.1 million, or 45.6% of sales, compared to $33.2 million, or 48.7% of sales in the prior year.

Fiscal second quarter operating expenses were $20.1 million, or 24.0% of sales, compared to the prior year level of $21.4 million, or 31.5% of sales. Lower reported operating expenses as a percentage of sales was mostly attributable to the pension gain of $5.3 million, partially offset by start-up and organizational costs incurred of $0.9 million and Strathmore acquisition costs of $0.4 million. Adjusted for certain non-operating items, fiscal second quarter 2016 operating expenses were $24.1 million, or 28.8% of sales compared to $21.4 million, or 31.5% of sales in the prior year.

Following the successful spin-off from Capital Southwest Corporation, CSW Industrials presently expects to incur incremental recurring quarterly overhead expenses of $1.5 million, reflecting standalone public company costs.

Net income for the second quarter was $13.0 million, or $0.83 per diluted share, compared with net income of $8.2 million, or $0.52 per diluted share, in the prior year period. Adjusted for certain non-operating items, net income was $8.6 million, or $0.55 per diluted share, compared net income of $8.2 million in the prior year, or $0.52 per diluted share.

CSW Industrials’ income tax rate in the second quarter of fiscal 2016 was 34.6%, compared with 34.5% in the prior year period.

Conference Call Information

CSW Industrials will host a conference call today at 5:00 p.m. ET to discuss the results for the current period, as well as management’s outlook, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at ir.cswindustrials.com. To access the call, participants may dial toll-free at 1-877-407-0784 or +1 201-689-8560 (international) and request to join the CSW Industrials earnings call.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or +1 858-384-5517 (international) and enter confirmation code 13624721. The telephonic replay will be available beginning at 8:00 p.m. ET on Monday, November 16, 2015, and will last through 11:59 p.m. ET November 30, 2015. The call will also be available for replay via the webcast link on CSW Industrial’s Investor Relations website.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs as of the date of this release. Forward-looking statements can often be identified by words such as “plans,” “expects,” “will,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth opportunities and future results of operations of CSW Industrials. They are not guarantees of future results and are subject to risks, uncertainties and assumptions, including factors set forth in CSW Industrials’ filings with the Securities and Exchange Commission, including CSW Industrials’ information statement filed as an exhibit to CSW Industrials’ Form 10, that could cause actual results to differ materially from those expressed in any forward-looking statement.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, which are non-GAAP financial measures of performance. For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these Non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials

CSW Industrials is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products;

Coatings, Sealants & Adhesives; and Specialty Chemicals. CSW Industrials’ broad portfolio of leading products provides performance optimizing solutions to its customers. CSW Industrials’ products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSW Industrials serves include plumbing, industrial, HVAC, energy, rail, architecturally-specified building products, mining and other general industrial markets.

Investor Relations Contacts:

Michael Callahan

ICR, Inc.

Michael.Callahan@icrinc.com | 203-682-8311

Media Contacts:

Phil Denning or Jason Chudoba

ICR, Inc.

Phil.Denning@icrinc.com | 646-277-1258, Jason.Chudoba@icrinc.com | 646-277-1249

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,
(Amounts in thousands, except per share amounts)	2015	2014
Revenues, net	$83,744	$68,094
Cost of revenues	(42,901)	(34,919)

Gross profit	40,843	33,175
General and administrative expenses	(9,860)	(8,673)
Selling and distribution expenses	(9,556)	(10,640)
Research and development expenses	(649)	(1,451)
Impairment loss	—	(662)

Operating income	20,778	11,749
Interest expense, net	(832)	(178)
Other (expense) income, net	(113)	1,008

Income before income taxes	19,833	12,579
Provision for income taxes	(6,871)	(4,341)

Net income	$12,962	$8,238

Net earnings per common share:
Basic	$0.83	$0.53
Earnings per share, diluted	0.83	0.52

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except per share amounts)	September 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$53,945	$20,448
Restricted cash	—	2,385
Bank time deposits	7,006	9,248
Accounts receivable, net of allowance of $1,290 and $1,692, respectively	56,447	48,941
Inventories, net	55,055	47,175
Prepaid expenses and other current assets	11,973	6,812

Total current assets	184,426	135,009
Property, plant and equipment, net of accumulated depreciation of $55,774 and $52,954, respectively	60,265	56,837
Goodwill	55,730	40,645
Intangible assets, net	80,491	40,997
Other assets	12,683	13,033

Total assets	$393,595	$286,521

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,689	$8,960
Accrued and other current liabilities	18,339	16,001
Current portion of long-term debt	17,436	13,561

Total current liabilities	47,464	38,522
Long-term debt	76,738	13,143
Retirement benefits payable	1,644	22,545
Other long-term liabilities	14,886	7,710

Total liabilities	140,732	81,920
Equity:
Common shares, $0.01 par value	156	12
Shares authorized – 50,000
Shares issued – 15,583
Preferred shares, $0.01 par value	—	1,000
Shares authorized – 10,000
Shares issued – 0
Additional paid-in capital	29,058	7,810
Treasury shares, at cost	—	(2,712)
Retained earnings	230,096	208,784
Accumulated other comprehensive loss	(6,447)	(10,293)

Total equity	252,863	204,601

Total liabilities and equity	$393,595	$286,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2015	2014
Cash flows from operating activities:
Net income	$21,612	$17,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,256	2,980
Amortization of intangible assets	3,293	2,267
Net gain on sales of property, plant and equipment	(203)	(1,711)
Impairment of assets	—	662
Pension plan curtailment benefit	(8,020)	—
Net deferred taxes	8,027	(687)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,178)	(1,205)
Inventories, net	477	(1,073)
Prepaid expenses and other current assets	(6,334)	(181)
Other assets	258	120
Accounts payable and accrued and other current liabilities	393	(1,071)
Retirement obligations and other liabilities	14	1,768

Net cash provided by operating activities	21,595	19,855

Cash flows from investing activities:
Capital expenditures	(3,192)	(6,350)
Proceeds from sale of assets held for investment	—	3,547
Proceeds from sale of assets	71	6,361
Net change in bank time deposits and restricted cash	4,440	719
Cash paid for acquisitions	(68,849)	(4,524)

Net cash used in investing activities	(67,530)	(247)

Cash flows from financing activities:
Borrowings on lines of credit	70,000	4,822
Repayments on lines of credit	(2,531)	(13,333)
Cash contribution from Capital Southwest	13,000	—
Dividends paid	(300)	(450)

Net cash provided by (used in) financing activities	80,169	(8,961)

Effect of exchange rate changes on cash and cash equivalents	(737)	(433)

Net increase in cash and cash equivalents	33,497	10,214
Cash and cash equivalents, beginning of period	20,448	15,411

Cash and cash equivalents, end of period	$53,945	$25,625

Supplemental non-cash disclosure:
Pension plan assets contributed by Capital Southwest	$10,357	$—

SEGMENT RESULTS

(Unaudited)

Three months ended September 30, 2015

(in thousands)	Industrial Products	Coatings, Sealants and Adhesives	Specialty Chemicals
Revenues, net	$36,186	$27,971	$19,771
Operating income	11,668	4,938	4,961

Three months ended September 30, 2014

(in thousands)	Industrial Products	Coatings, Sealants and Adhesives	Specialty Chemicals
Revenues, net	$29,902	$13,539	$24,322
Operating income	4,651	2,944	4,173

Reconciliation of Non-GAAP Measures

This press release includes an analysis of adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, financial measures computed in accordance with GAAP. The following is a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP measure for the three-month period ended September 30, 2015:

(amounts in millions, except per share amounts)	Gross Profit	Operating Expenses	Operating Income	Net Income	EPS
As reported	$40.8	$(20.1)	$20.8	$13.0	$0.83
Adjustments:
Pension plan curtailment gain	(2.7)	(5.3)	(8.0)	(5.3)	(0.34)
Start-up and organizational costs	—	0.9	0.9	0.6	0.04
Strathmore acquisition costs	—	0.4	0.4	0.3	0.02

As adjusted	$38.1	$(24.1)	$14.1	$8.6	$0.55

(in thousands)	Industrial Products	Coatings, Sealants and Adhesives	Specialty Chemicals
Operating income, as reported	11,668	4,938	4,961
Less:
Pension plan curtailment gain	(3,179)	(1,418)	(3,423)
Strathmore acquisition costs	—	429	—

Operating income, as adjusted	8,489	3,949	1,538

We use adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, operating expense, operating income and net income, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-operating items.